Exhibit 5.1

[Letterhead of Parker Poe Adams & Bernstein LLP]

January 7, 2015

Piedmont Natural Gas Company, Inc.

4720 Piedmont Row Drive

Charlotte, NC 28210

Ladies and Gentlemen:

We have acted as counsel to Piedmont Natural Gas Company, Inc., a North Carolina corporation (the “Company”), in connection with the issuance and sale of up to $170,000,000 aggregate amount (the “Shares”) of the Company’s common stock, no par value (the “Common Stock”), pursuant to (1) the ATM Equity Offering Sales Agreement dated January 7, 2015 (the “Merrill Lynch Sales Agreement”), between the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated, in its capacity as sales agent, (2) the ATM Equity Offering Sales Agreement dated January 7, 2015 (the “J.P. Morgan Sales Agreement” and, together with the BofA Sales Agreement, the “Sales Agreements”), between the Company and J.P. Morgan Securities LLC, in its capacity as sales agent and (3) forward sales transactions, as set forth in one or more letter agreements that may be entered into between the Company and Bank of America, N.A. or JPMorgan Chase Bank, National Association, a form of which is attached to the Sales Agreements (the “Forward Agreement(s)” and together with the Sales Agreements, the “Transaction Documents”). The Shares may be offered and sold from time to time pursuant to Rule 415 under the Securities Act of 1933 (the “Act”) in accordance with the terms of the Sales Agreements.

In rendering the opinions set forth herein, we have reviewed:

(1)	The Transaction Documents;

(2)	The Registration Statement on Form S-3 (Registration Statement No. 333-196561) (the “Registration Statement”), including any prospectus or prospectus supplement filed as part thereof;

(3)	The Articles of Incorporation of the Company, as amended to date;

(4)	The Bylaws of the Company, as amended to date;

(5)	The Certificate of Existence of the Company, dated as of January 6, 2013; and

(6)	The resolutions of the Board of Directors of the Company adopted on December 12, 2014.

Piedmont Natural Gas Company, Inc.

January 7, 2015

We have also reviewed such other documents and considered such matters of law and fact as we, in our professional judgment, have deemed appropriate to render the opinions contained herein. With respect to certain facts, we have considered it appropriate to rely upon certificates or other comparable documents of public officials and officers or other appropriate representatives of the Company, without investigation or analysis of any underlying data contained therein.

The opinions set forth herein are limited to matters governed by the laws of the State of North Carolina, and no opinion is expressed herein as to the laws of any other jurisdiction. Without limiting the generality of the foregoing, we express no opinion with respect to state securities or “Blue Sky” laws. We express no opinion concerning any matter respecting or affected by any laws other than laws that a lawyer in North Carolina exercising customary professional diligence would reasonably recognize as being directly applicable to the Company, issuance of the Shares.

Based upon and subject to the foregoing and the further assumptions, limitations and qualifications hereinafter expressed, it is our opinion that:

(1)	The Shares to be sold, if any, by Merrill Lynch, Pierce, Fenner & Smith Incorporated and/or J.P. Morgan Securities LLC, acting as agents or principals pursuant to the Sales Agreements, have been duly authorized and, when duly issued and delivered in accordance with the applicable Sales Agreement against payment therefor, will be validly issued, fully paid and non-assessable.

(2)	The Settlement Shares (as such term is defined in the Forward Agreement(s)), if any, have been duly authorized and, when duly issued and delivered in accordance with the applicable Sales Agreement and Forward Agreement against payment therefor, will be legally issued, fully paid and non-assessable.

Our opinions expressed herein are as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinions expressed herein.

We understand that we may be referred to as counsel who has passed upon the legality of the Shares on behalf of the Company in the Registration Statement, and we hereby consent to such use of our name in the Registration Statement and to the use of this opinion for filing with the Registration Statement as Exhibit 5.1 thereto. The filing of this consent shall not be deemed an admission that we are an expert within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Parker Poe Adams & Bernstein LLP